EXHIBIT 3.2

ARTICLES OF AMENDMENT TO THE CHARTER

CORPORATE CONTROL NUMBER (IF KNOWN)        0224764

PURSUANT TO THE PROVISIONS OF SECTION 48-20-106 OF THE TENNESSEE BUSINESS CORPORATION ACT, THE UNDERSIGNED CORPORATION ADOPTS THE FOLLOWING ARTICLES OF AMENDMENT TO ITS CHARTER:

PLEASE MARK THE BLOCK THAT APPLIES:

X	AMENDMENT IS TO BE EFFECTIVE WHEN FILED BY THE SECRETARY OF STATE.

AMENDMENT IS TO BE EFFECTIVE,
MONTH	DAY	YEAR

(NOT TO BE LATER THAN THE 90TH DAY AFTER THE DATE THIS DOCUMENT IS FILED.) IF NEITHER BLOCK IS CHECKED, THE AMENDMENT WILL BE EFFECTIVE AT THE TIME OF FILING.

1.	PLEASE INSERT THE NAME OF THE CORPORATION AS IT APPEARS ON RECORD:
Energy Search, Incorporated
IF CHANGING THE NAME, INSERT THE NEW NAME ON THE LINE BELOW:
N/A

2.	PLEASE INSERT ANY CHANGES THAT APPLY:
A.	PRINCIPAL ADDRESS: (street)	N/A

(city)	(state)	(zip code)
B.	REGISTERED AGENT:	N/A

C.	REGISTERED ADDRESS: (street)	N/A
TN
(city)	(state)	(zip code)	(county)

        D.        OTHER CHANGES:   Pursuant to Article 5(b) of the Amended and Restated Charter of Energy Search, Incorporated, the Board of Directors authorized the issuance of 9% Redeemable Convertible Preferred Stock with the following terms:

(i) General. The Company is authorized to issue up to 800,000 shares of preferred stock (the "9% Preferred Stock") at an issue price of $5.50 per share. The 9% Preferred Stock has a liquidation and dividend preference over the shares of Common Stock (the "Common Shares") and has a 9% cumulative dividend payable quarterly. At the Company's sole option, to the extent permitted under applicable federal, state and local law, and to the extent consistent with any stock exchange listing requirements applicable to the Company, dividends on the 9% Preferred Stock may be payable in registered Common Shares issuable to the holders of 9% Preferred Stock based on the closing trading price for the Common Shares as of the date the dividend becomes payable. The 9% Preferred Stock has no voting rights (except any which may be mandated under the Tennessee Business Corporation Act) until conversion to Common Shares.

(ii) Conversion to Common Shares at the Option of the Shareholder. The 9% Preferred Stock is convertible to Common Shares at the option of the holder at any time. The 9% Preferred Stock will convert into Common Shares at a rate of 1.0 Common Shares for each share of 9% Preferred Stock converted. To convert 9% Preferred Stock, a holder must notify the Company in writing of intent to convert and comply with any applicable administrative procedures required by the Company and its transfer agent in connection with the conversion.

(iii) Automatic Conversion to Common Shares. Conversion of the 9% Preferred Stock into Common Shares will automatically occur if the Company is acquired or the subject of a business combination (such as a merger or consolidation) in which substantially all assets of the Company are acquired by unaffiliated purchaser(s), or greater than 50% of the outstanding beneficial interest of the Company's Common Shares is acquired by unaffiliated purchaser(s) (an "Acquisition Event"). Upon an Acquisition Event, the Company shall give holders of 9% Preferred Stock written notice of the Acquisition Event and instructions relating to procedures applicable to the automatic conversion.

(iv) Redemption of 9% Preferred Stock at the Option of the Shareholder. The holders of 9% Preferred Stock may require the Company to redeem the 9% Preferred Stock held by such holder if, at any time before October 1, 1999, the Company publically announces that it will be the subject of an Acquisition Event. Such announcement shall be accompanied by notice to holders of 9% Preferred Stock that their 9% Preferred Stock may be redeemed, at the option of the holder. The notice shall prescribe procedures applicable to the redemption. The redemption price in such event will be 100% of the issue price of the 9% Preferred Stock plus accrued and unpaid dividends. This redemption feature will be effective only to the extent the Acquisition Event announced before October 1, 1999 results in a closed transaction.

(v) Redemption of the 9% Preferred Stock at the Option of the Company. The 9% Preferred Stock is redeemable at the sole option of the Company any time after September 30, 1999 provided the average trading closing price for the Common Shares exceeds 140% of the issue price of the 9% Preferred Stock over any five consecutive trading day period commencing after December 22, 1998. The redemption price for the 9% Preferred Stock shall be 100% of the issue price of the 9% Preferred Stock, plus accrued but unpaid dividends. The Company shall provide the holders of 9% Preferred Stock 30 days advance written notice of its intent to redeem the 9% Preferred Stock during which such time the holders may, at their option, convert their 9% Preferred Stock to Common Shares.

(vi) Dilution. The Common Shares into which the 9% Preferred Stock may be converted will be subject to dilution except in the event of a stock split, stock dividend, recapitalization or other similar transaction impacting the proportionate ownership of all holders of Common Shares proportionately.

3.	THE CORPORATION IS FOR PROFIT.

4.	THE MANNER (IF NOT SET FORTH IN THE AMENDMENT) FOR IMPLEMENTATION OF ANY EXCHANGE, RECLASSIFICATION, OR CANCELLATION OF ISSUED SHARES IS AS FOLLOWS: N/A

5.	THE AMENDMENT WAS DULY ADOPTED ON	September 29, 1998	BY:
MONTH	DAY	YEAR

(NOTE: PLEASE MARK THE BLOCK THAT APPLIES)

THE INCORPORATORS.

X	THE BOARD OF DIRECTORS WITHOUT SHAREHOLDER APPROVAL, AS SUCH WAS NOT REQUIRED.

THE SHAREHOLDERS.

President	/s/ Richard S. Cooper
SIGNER'S CAPACITY	SIGNATURE

Richard S. Cooper
NAME OF SIGNER (TYPED OR PRINTED)